Exhibit 10.1

BIODEL INC.

EXECUTIVE EMPLOYMENT AGREEMENT – GARY G. GEMIGNANI

AMENDMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made as of April 1, 2016 by and between Biodel Inc., a Delaware corporation (the “Company”), and Gary G. Gemignani, an individual (“Executive” or “you”) (and, together, “Parties”).

WHEREAS, the Company and Executive are parties to an Employment Agreement, dated August 21, 2014, with an effective date of September 15, 2014 (the “Agreement”);

WHEREAS, the Company and Executive desire to amend the Agreement to provide for certain adjustments to the provisions thereof;

NOW THEREFORE, in consideration of the options and potential cash awards described herein, the Parties agree that the Agreement is amended as follows:

1.  The following sentence shall be added at the end of Section 1 of the Agreement (Engagement):

You will be based at, and work primarily from, the Company’s headquarters location.

2.  Section 2(b) of the Agreement (Incentive Bonus) is hereby replaced with the following:

Upon meeting the applicable performance criteria established by the Compensation Committee of the Board (the “Compensation Committee”) in its sole discretion, you will be eligible to receive an annual incentive bonus (the “Annual Bonus”) for a given fiscal year of the Company targeted at an amount equal to 35% of your Base Salary in effect at the Effective Date or, for subsequent years, at an amount equal to 35% of the Executive’s Base Salary at the beginning of such fiscal year (the “Target Bonus”). The Annual Bonus, if any, will be paid in a lump sum when other executives receive their bonuses under comparable arrangements but, in any event, no later than March 15 of the year following the fiscal year with respect to which it is earned. The applicable performance criteria for each fiscal year of the Company shall be determined by the Compensation Committee no later than 90 days after the commencement of that fiscal year. In the event the Company is combined with an unaffiliated third party (a “Transaction”) in calendar year 2016 and you remain employed with the Company through such date, then on the closing date of the Transaction you shall receive, in lieu of the Annual Bonus for the fiscal year ending September 30, 2016, a one-time, lump sum, cash bonus award of (a) $250,000, plus (b) 100% of your pro-rated Target Bonus for fiscal year 2016 (the “Transaction Bonus”).

3.  Section 2 (c) of the Agreement (Equity Awards) is hereby amended to state: On January 21, 2016, the Company granted you stock options for 600,000 shares of the Company’s common stock (the “Option Award”). The Option Award (i) was issued under the Company’s 2010 Stock Incentive Plan; (ii) has an exercise price equal to the last reported sale price of the Company’s common stock on the NASDAQ Capital Market on the effective date of the resolution granting the award; (iii) vests and therefore becomes exercisable quarterly in equal installments over a three year period; (iv) fully and immediately vests upon termination of employment by the Company without cause or resignation for good reason, in either case as set forth in this

Agreement; (v) is exercisable, upon termination of employment by the Company without cause or resignation for good reason, in either case as set forth in this Agreement, for a period of three years from the date of such event (or until its earlier expiration date), notwithstanding any terms to the contrary in this Agreement; (vi) qualifies as an “incentive stock option” described in Section 422 of the Code (as defined below) to the extent permissible under the Code; (vii) has a term of seven years and (viii) is evidenced by an agreement otherwise substantially in the form of the stock option agreement previously approved by the Company’s Board of Directors.

4.  Section 4(b)(i) of the Agreement (Cash Severance) is hereby replaced with the following:

(i)  Cash Severance. The Company will pay to you in cash an amount equal to the sum of (a) eighteen (18) months of your then-current Base Salary, plus (b) one and a half times the amount of your Target Bonus; the foregoing amount to be payable in equal installments during an eighteen (18) month period following the delivery of the release contemplated in Section 4(b)(iv) below, in accordance with the Company’s normal pay practices, subject to the provisions of Section 5 hereof, as applicable.

5.  Section 4(b)(ii) of the Agreement (Benefits) is hereby replaced with the following:

(ii)  Benefits. The Company will pay to you a lump sum payment equal to eighteen (18) months of COBRA insurance premiums that you would have to pay for COBRA health insurance benefit continuation under COBRA. The lump sum will be paid regardless of whether you elect COBRA coverage.

6.  Section 4(b)(iii) of the Agreement (Equity Compensation) is hereby replaced with the following:

(iii)  Equity Compensation. Except as with regard to the equity awards set forth in Section 2(c), in addition to the compensation and benefits described in 4(b)(i) and (ii) above and subject to the release required under Section 4(b)(iv), any outstanding equity awards or stock options will immediately vest and the provision in any agreement evidencing any outstanding stock option causing the option to terminate upon the expiration of three months (or any other period relating to termination of employment) after termination of employment shall be of no force or effect, except that nothing herein shall extend any such option beyond its original term or shall affect its termination for any reason other than termination of employment.

7.  Section 4(b)(iv) of the Agreement (Release) is hereby replaced with the following:

(iv)    Release. To receive any severance benefits provided for under Section 4(b)(i), (ii) or (iii) of this Agreement, you must deliver to the Company an executed general release of claims in a customary form provided by the Company, provided, that in no event shall the release purport to release claims to the compensation described in Section 4(a) and (b) and, if applicable, Sections 2(b) and 2(c) or other continuing rights under this Agreement. Such release shall be delivered by the Company not later than the fifth day following the Company’s termination of your employment without Cause or your resignation from the Company for Good Reason, and must be executed and returned by you not later than 28 calendar days following delivery thereof. Payment of any severance or other benefits under this Agreement shall commence on the next payroll date following execution, delivery and non-revocation of the release by you.

8.  Section 4(c)(ii)(II)(iii) (Good Reason) is hereby replaced with the following:

(iii) the Company's requiring you to be based at any office or location that is more than thirty five (35) miles from the Company’s current headquarters in Danbury, Connecticut or your place of residence as of the date of your termination.

9.  This Amendment supersedes any inconsistent provision of the Agreement. Otherwise, all provisions of the Agreement not subject to this Amendment remain unchanged and effective.

IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed and you have hereunto set your hand to be effective as of the Effective Date.

BIODEL INC.

April 1, 2016	By:	/s/ Arlene M. Morris
Date

GARY G. GEMIGNANI

April 1, 2016		/s/ Gary G. Gemignani
Date